Exhibit 99.1

Jantoon Reigersman Joins TrueCar as Chief Financial Officer

SANTA MONICA, Calif., Jan. 21, 2021 /PRNewswire/ -- TrueCar, Inc. (NASDAQ: TRUE) announced today that Jantoon Reigersman has been appointed Chief Financial Officer, effective January 27. Based in Santa Monica, he will report directly to Mike Darrow, President and Chief Executive Officer.

Reigersman joins TrueCar after spending the last three years with the Leaf Group, an NYSE-listed diversified Internet, Media and eCommerce company. In his role as Chief Financial Officer, Reigersman oversaw the company's accounting operations, corporate financial planning and analysis function and business development activities.

"I could not be more thrilled to welcome Jantoon to the TrueCar executive team," said Mr. Darrow. "As a proven financial leader within technology-driven organizations and public companies, Jantoon will play a key role in aligning our business and financial strategies to unlock TrueCar's next chapter of growth and profitability."

Mr. Reigersman commented, "I'm excited to be joining TrueCar at such a pivotal time in the company's history. As online retailing continues to revolutionize the traditional car buying process, TrueCar is uniquely positioned to help franchise and independent car dealers reach the growing majority of digital-first consumers. The company is well capitalized and built on a state-of-the-art technology stack that can support rapid innovation across the consumer and dealer experiences."

Prior to his time with the Leaf Group, Reigersman served as Chief Financial Officer of Ogin Inc., a private-equity backed clean technology company acquired by Vestas Wind Systems in 2017. He started his career in the investment banking group at Morgan Stanley and in the Special Situations Group at Goldman Sachs.

About TrueCar

TrueCar is a leading automotive digital marketplace that enables car buyers to connect to our nationwide network of Certified Dealers. We are building the industry's most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars – all with a clear view of what's a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great car buying experience. As part of our marketplace, TrueCar powers car-buying programs for over 250 leading brands, including AARP, Sam's Club, and American Express. Nearly half of all new-car buyers engage with TrueCar powered sites, where they buy smarter and drive happier. TrueCar is headquartered in Santa Monica, California, with offices in Austin, Texas and Boston, Massachusetts.

For more information, please visit www.truecar.com, and follow us on Facebook or Twitter. TrueCar media line: +1-844-469-8442 (US toll-free) Email: pr@truecar.com

TrueCar Contacts:

Shadee Malekafzali
Senior Director, Public Relations
shadee@truecar.com
424-258-8694

Danny Vivier
Vice President, Investor Relations & Strategic Finance
investors@truecar.com
(760) 505-9654